UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)
TEXAS	76-0494995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
101 COURAGEOUS DRIVE - LEAGUE CITY, TX 77573-3925

(281) 538-6000
(Address, including zip code, and telephone number, including area code, of registrant\'s principal executive offices)

David Micek
President & Chief Executive Officer
Eagle Broadband, Inc.
101 Courageous Drive
League City
,
Texas
77573-3925
(281) 538-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey A. Adams, Esq.
Eagle Broadband, Inc.
101 Courageous Drive
League City
,
Texas
77573-3925
(281) 538-6000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: o
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: þ
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. o
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. o

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.001 par value per share	627,240	$1.78	$ 1,116,487	$ 119.46
Common Stock, $0.001 par value per share underlying convertible notes	1,872,760	$1.78	$ 3,333,513	$ 356.69

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), on the basis of the average of the high and low prices of the Registrant\'s common stock as reported by the American Stock Exchange on June 5, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

We have filed a registration statement relating to these securities with the Securities and Exchange Commission. We will amend and complete the information in this prospectus. The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June ____, 2006

Prospectus

EAGLE BROADBAND, INC.

2,500,000 Shares of common stock

This prospectus relates to the offer and sale from time to time of up to 2,500,000 shares of our common stock for the account of the selling shareholder named in this prospectus, The Tail Wind Fund Ltd. (\"Tail Wind\"). Tail Wind acquired 627,240 shares directly from us pursuant to a settlement agreement entered into in February 2006 and may acquire additional shares pursuant to the convertible notes described herein.

The prices at which Tail Wind may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is listed on the American Stock Exchange under the symbol \"EAG.\" On June 5, 2006, the last sales price of our common stock as reported on the American Stock Exchange was $1.75 per share.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors included in this prospectus before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June ___, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and we are not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements subject to the \"safe harbor\" legislation appearing at Section 27A of the Securities Act of 1933, as amended (\"Securities Act\"), and Section 21E of the Securities Exchange Act of 1934, as amended (\"Exchange Act\"). We make \"forward-looking statements\" throughout this prospectus. Whenever you read a statement that is not solely a statement of historical fact (such as when we use words such as \"believe,\" \"expect,\" \"anticipate,\" \"estimate,\" \"intend,\" \"plan,\" \"will,\" \"would,\" \"could,\" \"likely\" and other similar words, phrases or statements), you should understand that our expectations may not be correct, although we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in the prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings \"Our Business\" and \"Risk Factors,\" but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans, objectives and expectations for future operations and are based upon management\'s reasonable beliefs or estimates of future results or trends. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our securities include, but are not limited to:

  our ability to develop and introduce innovative products;
  our ability to gain and maintain market acceptance for our new products and to satisfy consumer preferences;
  our ability to protect our existing intellectual property rights and to adequately secure and enforce rights for new proprietary technology;
  cancellation or lack of market acceptance of our recurring-revenue contracts;
  risks of competition in our existing and future markets;
  the failure to obtain or maintain or delays in obtaining any necessary regulatory approvals or licenses for our products;
  our liquidity constraints; and
  the other risks described in \"Risk Factors\" or elsewhere in this prospectus, and in our reports on Forms 10-K, 10-Q and 8-K filed from time to time with the SEC.
All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in our common stock. This prospectus contains information regarding our businesses and detailed financial information. You should carefully read this entire prospectus, including the historical financial statements and related notes, before making an investment decision.

In this prospectus, \"Eagle Broadband, Inc.,\" the \"Company,\" \"we,\" \"us\" or \"our\" refer to Eagle Broadband, Inc., a Texas corporation, and its subsidiaries, except where otherwise indicated or required by context.

The Company

We are a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers. We leverage years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers. Our product offerings include IPTVComplete™, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAX™ satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

The Company was incorporated in May 1993 and we changed our name in February 2002 to Eagle Broadband, Inc. Our principal place of business is located at 101 Courageous Drive, League City, Texas 77573, our telephone number is (281) 538-6000 and our website is www.eaglebroadband.com. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Tail Wind Settlement Agreement

On February 15, 2006, we entered into a settlement agreement with The Tail Wind Fund Ltd. (\"Tail Wind\") to settle a lawsuit filed in June 2004 by Tail Wind against us and our subsidiary, Link-Two Communications, Inc. The settlement is for an aggregate amount of $5 million, payable in a combination of cash, stock and convertible notes as follows:

  A cash payment of $100,000 made on March 1, 2006.
  A promissory note in the amount of $400,000, payable in 24 equal monthly installments beginning April 3, 2006.
  The issuance of shares of our common stock in an amount equal to $1,750,000 divided by the closing price of the stock on the trading day immediately preceding the stock issuance (\"Stock Payment\"). On May 18, 2006, we issued 627,240 shares of common stock to Tail Wind in satisfaction of this obligation.
  The issuance of a convertible promissory note in the original principal amount of $1,000,000, due March 1, 2008, and convertible into shares of our common stock as described below (\"Convertible A Note\").
  The issuance of a convertible promissory note in the original principal amount of $1,750,000, due March 1, 2008, and convertible into shares of our common stock as described below (\"Convertible B Note\").

$1,000,000 Convertible A Note

Beginning March 1, 2007, Tail Wind has the right to convert the original principal amount due under Convertible A Note into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date. Tail Wind\'s right to convert is generally limited to five percent (5%) of the original principal amount during any calendar month. On the maturity date, we have the option to pay any principal amount balance then outstanding in cash or convert such balance into common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date. Our right to convert is subject to the shares issuable upon conversion being freely tradable; meaning that (i) the shares must have been approved for listing by the American Stock Exchange and (ii) the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

$1,750,000 Convertible B Note

Beginning one month after the registration statement of which this prospectus is a part is declared effective by the SEC, Tail Wind is required to convert at least $100,000 (subject to certain trading volume limitations) of the original principal amount of the Convertible B Note each month into shares of our common stock at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date. At any time Tail Wind may, at its election, convert the entire outstanding principal amount into shares at a conversion price equal to the average daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date. On the maturity date, we have the option to pay any principal amount balance then outstanding in cash or convert such balance into common stock at a conversion price equal to 95% of the average daily volume weighted average price of the stock for the ten trading days immediately preceding the maturity date. Our right to convert is subject to the shares issuable upon conversion being freely tradable; meaning that (i) the shares must have been approved for listing by the American Stock Exchange and (ii) the shares may be sold pursuant to an effective registration statement or there exists a valid exemption from registration.

The settlement agreement provides that if the closing price of our common stock on the date the registration statement of which this prospectus is a part is declared effective by the SEC is less than the fair market value per share of the 627,240 shares issued on May 18, 2006, a \"price reduction amount\" will be added to the original principal amount of the Convertible B Note. This \"price reduction amount\" is equal to the difference between the closing price on the date the registration statement is declared effective and the fair market value per share of the 627,240 shares issued on May 18, 2006 (which is $2.79 per share), multiplied by 627,240 shares.

Registration Rights

We agreed to file the registration statement of which this prospectus is a part to register the shares issued as the Stock Payment and the shares underlying both convertible notes. With respect to the convertible notes, we are required to register an amount of shares equal to at least 120% of the shares issuable upon full conversion thereof at a conversion price calculated as of the filing date. In addition, if at any time the then applicable conversion price is such that less than 110% of the shares issuable upon full conversion of the convertible notes are covered by this prospectus, we are required to file a new registration statement to cause 175% of the shares issuable upon full conversion thereof at a conversion price calculated as of the filing date to be registered for resale.

Conditions and Limitations

All of the share issuances described above are subject to a limitation on the amount of shares Tail Wind may own at any point in time. In no event may Tail Wind receive a number of shares that would cause Tail Wind\'s beneficial ownership of our common stock to exceed 9.9% of the shares outstanding immediately after such issuance.

The Offering

In this offering, we are registering the resale of up to 2,500,000 shares of common stock by the selling shareholder. We will not receive any proceeds from the resale of common stock by the selling shareholder.

Outstanding Common Stock before offering: 9,754,205 shares (as of June 5, 2006)

Number of shares offered for resale: 2,500,000 shares

Outstanding Common Stock after offering: 12,254,205 (if all offered shares are sold)

Offering price: Determined at the time of sale by the selling shareholder.

Proceeds: We will not receive any proceeds from the sale of the common stock offered by the selling shareholder pursuant to this prospectus.

Risks: We face risks in operating our business, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition and operating results. See \"Risk Factors\" and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business could be harmed. The value of our stock could decline, and you may lose all or part of your investment. Further, this prospectus contains forward-looking statements and actual results may differ significantly from the results contemplated by such forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Our business strategy focuses on the marketing and sale of three core product offerings which may not be commercially successful.

We seek to execute our business strategy by realigning staff and resources to concentrate on the sales of these products. Therefore, there can be no assurances that the Company will be successful in marketing these products, or that customers will ultimately purchase our products. Failure to have commercial success from the sale of these products will negatively arial our financial condition.

We have a history of operating losses and may never achieve profitability.

From inception through February 28, 2006, we have incurred an accumulated deficit in the amount of $220,822,000. For the quarter ended February 28, 2006, we incurred losses from operations in the amount of $4,072,000. We anticipate that we will incur losses from operations for the foreseeable future. Our future revenues may never exceed operating expenses, thereby making the continued viability of our Company dependent upon raising additional capital.

As we have not generated positive cash flow from operations, our ability to continue operations is dependent on our ability to either begin to generate positive cash flow from operations or our ability to raise capital from outside sources.

We have not generated positive cash flow from operations and have relied on external sources of capital to fund operations. At February 28, 2006, we had approximately $1,142,000 in cash, cash equivalents and securities available for sale, and a working capital deficit of approximately $8,572,000. Our net cash used by operations for the quarter ended February 28, 2006, was approximately $3,899,000.

We currently have an investment agreement with Dutchess Private Equities Fund, L.P. (\"Dutchess\"), commonly referred to as an equity line of credit. Under that agreement, Dutchess is committed to purchase up to $5,000,000 of our common stock over the 36-month term of the investment agreement.
As of the date of this prospectus, we have drawn down $509,800 of the $5,000,000 commitment, leaving $4,490,200 available under the equity line.

Though we have been successful at raising capital on a best efforts basis in the past, we can provide no assurance that we will be successful in any future best-efforts financing endeavors. We may need to continue to rely upon financing from external sources to fund our operations for the foreseeable future. If we are unable to raise sufficient capital from external sources to fund our operations, we may need to sell assets to meet working capital needs or curtail operations.

We have been named a defendant in certain lawsuits, which if determined adversely, could harm our ability to fund operations.

Eagle and its subsidiaries have been named as defendants in certain lawsuits in which the plaintiffs are seeking substantial damages, including the following:

  Cornell Capital Partners, LP v. Eagle Broadband. In July 2003, Cornell Capital sued Eagle Broadband alleging breach of contract, common law fraud, state and federal securities fraud, and negligent misrepresentation. Cornell also alleged that Eagle defaulted on a convertible debenture for failing to timely register the shares of common stock underlying the convertible debenture and is seeking to accelerate the maturity date of the debenture. In November 2003, the principal balance of the debenture was repaid, although the suit remains outstanding. Cornell claims damages of approximately $1 million. Eagle asserted counterclaims against Cornell for fraud and breach of contract in the amount of $2 million. On March 28, 2006, the court ruled in favor of Cornell on certain claims, granting Cornell\'s motion for partial summary judgment on its breach of contract claim and denying all of Eagle\'s counterclaims. The court ruled in favor of Eagle on other claims, granting Eagle\'s motion for summary judgment on Cornell\'s claims of common law fraud, state and federal securities fraud, and negligent misrepresentation.
  State of Florida Dept. of Environmental Protection v. Reco-Tricote, Inc., and Southeast Tire Recycling Inc., currently known as Clearworks.net, Inc. The Florida EPA sued Clearworks.net presenting claims for recovery costs and penalties for a waste tire processing facility. The suit seeks recovery of costs and penalties in a sum in excess of $1,000,000, attorneys\' fees and court costs. Clearworks denies the claims and intends to vigorously contest all claims in this case and to enforce its indemnification rights against the principals of Southwest Tire Recycling.

We intend to vigorously defend these and other lawsuits and claims against us. However, we cannot predict the outcome of these lawsuits, as well as other legal proceedings and claims with certainty. An adverse resolution of any one pending lawsuit could substantially harm our ability to fund operations.

Our future revenues are not predictable.

In 2005, management determined to further focus marketing efforts on the Company\'s IPTVComplete product, the MediaPro IP set-top boxes and SatMAX satellite communications systems. Historical revenues should not be viewed as indicative of any future revenues since future revenues will be dependant upon the market acceptance of our core product offerings.

Our business is subject to many factors that could cause quarterly or annual operating results to fluctuate and our stock price to be volatile.

Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. If our quarterly or annual operating results do not meet the expectations of investors, the trading price of our common stock could decline. Some of the factors that could affect our quarterly or annual operating results include:

  the timing and amount of, or cancellation or rescheduling of, orders for our products;
  our ability to develop, introduce, ship and support certain products;
  announcements, new product introductions and reductions in price of products offered by our competitors;
  our ability to control costs;
  the loss of one or more of our major customers or a significant reduction in orders from those customers;
  increased competition, particularly from larger, better capitalized competitors;
  fluctuations in demand for our products and services; and
  market conditions specifically and economic conditions generally.

We rely heavily on third-party suppliers for the material components for our products and supply shortages could cause delays in manufacturing and delivering products which could reduce our revenues.

We rely upon unaffiliated suppliers for the material components and parts used to assemble our products. Most parts and components purchased from suppliers are available from multiple sources. We have not experienced significant supply shortages in the past and we believe that we will be able to continue to obtain most required components and parts from multiple suppliers. However, the lack of availability of certain components could require a major redesign of our products and could result in production and delivery delays, which could reduce revenues from product sales.

Because our industry is rapidly evolving, if we are unable to adapt or adjust our products to new technologies, our ability to compete and operate profitably may be significantly impaired.

The design, development, and manufacturing of IP, broadband, entertainment and communications products are highly competitive and characterized by rapid technology changes. We compete with products and technologies from a number of other companies. Development by others of new or improved products or technologies may make our products obsolete or less competitive. While we believe that our products are based on advanced technologies, our products may become obsolete in the future or we may not be able to develop a commercial market for our products in response to future technology advances and developments. The inability to develop new products or adapt our current products to new technologies could arial our financial condition.

Approximately 24% of our total assets are comprised of intangible assets including goodwill, contract rights, customer relationships and other intangible assets which are subject to review on a periodic basis to determine whether an impairment on these assets is required. An impairment would not only greatly diminish our assets, but would also require us to record a significant charge against our earnings.

We are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. At the fiscal year ended August 31, 2002, Eagle determined that $37,565,000 of goodwill associated with the acquisition of Clearworks.net, Inc. was impaired. At the fiscal year ended August 31, 2003, management determined that a $7,611,000 non-cash impairment charge was necessary against realigned operations and the discontinued sale of low margin commodity products, residential and commercial structured wiring operations and the withdrawal from an Austin, Texas area broadband services development. Included in the impairment was the write down of goodwill of $1,878,000 associated with the acquisition of Comtel. At the fiscal year ended August 31, 2004, management assessed the fair value of the intangible assets and concluded that the goodwill and other intangible assets valuations were at an amount greater than the current carrying and other intangible assets value. At the fiscal year ended August 31, 2005, management determined an impairment charge of approximately $23,913,000 existed for the intangible assets of contract rights, customer relationships and other intangible assets primarily attributable to the BDS assets acquired in the January 2001 merger of Clearworks.net, Inc. At February 28, 2006, our intangible assets, including goodwill, were approximately $8.5 million. If management determines that impairment exists, we will be required to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill is determined.

Our business relies on our use of proprietary technology. Asserting, defending and maintaining intellectual property rights is difficult and costly and the failure to do so could harm our ability to compete and to fund our operations.

We rely, to a significant extent, on trade secrets, confidentiality agreements and other contractual provisions to protect our proprietary technology. In the event we become involved in defending or pursuing intellectual property litigation, such action may increase our costs and divert management\'s time and attention from our business. In addition to costly litigation and diversion of management\'s time, any potential intellectual property litigation could force us to take specific actions, including:

  cease selling products that use the challenged intellectual property;
  obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or
  redesign those products that use infringing intellectual property.

We compete with many companies that are larger and possess greater capital resources than we do, and our growth and profitability are dependent on our ability to compete with these entities.

We face competition from many entities with significantly greater financial resources, well-established brand names, and larger customer bases. We may become subject to severe price competition for our products and services as companies seek to enter our industry or current competitors attempt to gain market share. We expect competition to intensify in the future and expect significant competition from other companies and technology providers. If we are unable to make or keep our products competitively priced and attain a market share in the markets in which our products compete, our sales may suffer which could arial our financial condition.

A system failure could delay or interrupt our ability to provide products or services and could increase our costs and reduce our revenues.

Certain parts of our operations are dependent upon our ability to support a complex network infrastructure. Many of our customers are dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in our operations could result in loss of these customers. To date, we have not experienced any significant interruptions or delays which have affected our ability to provide products and services to our clients. Because our headquarters and some of our infrastructure are located in the Texas Gulf Coast area, there is a likelihood that our operations may be effected by hurricanes or tropical storms, tornados, or flooding. Although we maintain redundant systems in north Houston, Texas, which allow us to operate our networks on a temporary basis, the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services we provide and impair our ability to generate revenue and achieve profitability.

Our industry is highly regulated, and new government regulation could hurt our ability to timely introduce new products and technologies.

Our broadband and communications products are regulated by federal, state, and local governments. We are generally required to obtain regulatory approvals in connection with providing television services. For example, the cable and satellite television industry is regulated by Congress and the Federal Communications Commission, and various legislative and regulatory proposals under consideration from time to time may affect the way we design our products. New laws or regulations may harm our ability to timely introduce new products and technologies, which could decrease our revenues by shortening the life cycle of a product.

RISKS RELATED TO THE SETTLEMENT AGREEMENT

Under the convertible notes, Tail Wind has the option of converting the notes into shares of our common stock. If the notes are converted, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the notes will result in the dilution to the interests of other holders of our common stock. Subject to certain limitations described herein, the principal amount of the notes may be converted at the option of Tail Wind into shares of our common stock at a conversion price equal to the daily volume weighted average price of the stock for the ten trading days immediately preceding the conversion date.

The sale of the shares being registered hereunder by Tail Wind could depress the market price of our common stock.

Tail Wind currently owns 627,240 shares of our common stock that are being registered hereunder. The sale by Tail Wind into the public market of these shares and the shares issuable under the convertible notes could depress the market price of our common stock.

The lower the stock price, the greater the number of shares issuable under the convertible notes, which could contribute to the future decline of our stock price and dilute existing shareholders\' equity and voting rights.

The number of shares that Tail Wind will receive under the convertible notes is calculated based upon the daily volume weighted average price of our common stock for the ten trading days immediately preceding the conversion date. The lower the conversion price, the greater the number of shares issuable under the convertible notes. Upon issuance of the shares, to the extent that Tail Wind will attempt to sell the shares into the market, these sales could further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the convertible notes. This could lead to lower market prices and a greater number of shares to be issued. A larger number of shares issuable at a discount in a declining market could expose our shareholders to greater dilution and a reduction of the value of their investment.

RISKS RELATED TO OUR COMMON STOCK

Our stock price has been volatile in the past, and shareholders face the possibility of future fluctuations in the price of our common stock.

The market price of our common stock may experience fluctuations that are unrelated to our operating performance. During the twelve-month period from June 2005 through May 2006, the highest closing price of our common stock was $10.50 per share (after adjusting for a 1-for-35 reverse split), and the lowest closing price was $1.40 per share (after adjusting for a 1-for-35 reverse split). The market price of our common stock has been volatile in the last 12 months and may continue to be volatile in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the selling shareholder named herein.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock owned by the selling shareholder prior to the offering, the number of shares of common stock offered by the selling shareholder hereunder, the number of shares of common stock to be owned by the selling shareholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the selling shareholder if all shares are sold in this offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the selling shareholder may offer all, none or a portion of the shares for resale from time to time.

Selling Shareholder	Shares Owned Before Offering	Amount Offered	Shares Owned After Offering	% Ownership After Offering
The Tail Wind Fund Ltd.	990,456 (1)	2,500,000 (2)	—	—

(1) Subject to the ownership limitation described below, The Tail Wind Fund Ltd. (\"Tail Wind\") owns a total of 1,489,309 shares of Common Stock, including (i) 627,240 shares of Common Stock issued to Tail Wind on May 18, 2006pursuant to the settlement agreement, and (ii) 862,069 shares of Common Stock into which the Convertible B Note is convertible as of May 23, 2006assuming a conversion price of $2.03. However, because the number of shares of Common Stock into which Tail Wind\'s Convertible B Note is convertible is limited under such instrument to that number of shares of Common Stock which would result in Tail Wind having beneficial ownership of 9.9% of the total issued and outstanding shares of Common Stock, Tail Wind beneficially owns 990,456 shares of Common Stock and disclaims beneficial ownership of 498,853 shares of Common Stock as of May 23, 2006.

(2) Pursuant to the settlement agreement, we are required to register an amount of shares equal to at least 120% of the shares issuable upon full conversion thereof at a conversion price calculated as of the filing date. The actual number of shares of common stock issuable upon the conversion of the convertible notes is subject to adjustment depending on, among other things, the future market price of our common stock, and could be materially less or more than the number estimated in the table above.

Except for the settlement agreement described herein, the selling shareholder has had no material relationship with us or any of our affiliates within the past three years, nor has any beneficial owner held any position or office with us.

PLAN OF DISTRIBUTION

The selling shareholder (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder is not required to sell any shares in this offering. There is no assurance that the selling shareholder will sell any or all of the common stock in this offering. The selling shareholder may use any one or more of the following methods when selling shares:

  Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
  An exchange distribution following the rules of the applicable exchange;
  Privately negotiated transactions;
  An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
  A combination of any such methods of sale;
  Any other lawful method.

The selling shareholder may also engage in:

  Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date;
  Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date;
  Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus;
  Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder;
  Pledging shares to their brokers under the margin provisions of customer agreements. If the selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commissions from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by the selling shareholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws and the provisions of applicable law.

Common Stock

Each share of our common stock entitles the holder to one vote on each matter submitted to a vote of shareholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our bylaws provide for a three classes of directors, with each class having terms of three years. Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to conversion or redemption. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

Preferred Stock

The board of directors has the authority, without action by our shareholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

  restricting dividends in respect of our common stock;
  diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
  impairing the liquidation rights of our common stock; or
  delaying or preventing a change of control of the company.

Transfer Agent

Registrar & Transfer Company, located in Cranford, New Jersey, is our transfer agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to \"incorporate by reference\" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus.. We incorporate by reference the following documents we filed with the SEC and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering described in this prospectus has been completed:

  Our Annual Report on Form 10-K for the year ended August 31, 2005, filed on November 29, 2005.
  Amendment No. 1 to our Annual Report on Form 10-K for the year ended August 31, 2005, filed on December 19, 2005.
  Our Quarterly Reports on Form 10-Q for the quarter ended November 30, 2005, filed on January 9, 2006, and for the quarter ended February 28, 2006, filed on April 12, 2006.
  Our Current Reports on Form 8-K filed on September 15, October 18, October 20, November 30 and December 2, 2005, January 11, February 10, February 16, March 3, March 27, April 18, April 19, April 24, May 12 and May 22, 2006.

All other reports filed by us under Section 13(a) of 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended August 31, 2005.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, at no cost. Any such request may be made either orally or in writing to the following telephone number or address:

Investor Relations:

          Eagle Broadband, Inc.
          101 Courageous Drive
          League City, Texas 77573
          (281) 538-6000

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.eaglebroadband.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Security and Exchange Commission\'s (\"SEC\") public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC\'s web site at http://www.sec.gov.

DISCLOSURE OF SEC POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide our directors with protection for breaches of their fiduciary duties to us or our shareholders. In addition, we have entered into indemnification agreements with our directors and officers that would indemnify them against liability arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2005, have been so incorporated in reliance on the report of Lopez, Blevins, Bork & Associates, LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the securities being offered hereby has been passed upon for us by Chamberlain, Hrdlicka, White, Williams & Martin, P.C., Houston, Texas.

Up To
2,500,000
Shares Common Stock
EAGLE BROADBAND, INC.

Prospectus

June __, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:

SEC registration fee	$ 476.15
Legal fees and expenses	5,000.00
Transfer agent and registrar fees and expenses	1,000.00
Miscellaneous	1,000.00
Total	$ 7,476.15

The amounts set forth above, except for the SEC registration fee, are in each case estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provide that: \"No director of the Corporation shall be liable to the Corporation or its shareholders or members for monetary damages for any act or omission in such director\'s capacity as a director, except for (i) a breach of such director\'s duty of loyalty to the Corporation or its shareholders or members; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director\'s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.\"

Our Articles further provide that: \"The Corporation shall indemnify all current and former directors and officers of the Corporation to the fullest extent of the applicable law, including, without limitation, Article 2.02-1 of the Texas Business Corporation Act.\" The Texas Business Corporation Act generally provides that a director may not be indemnified in respect of a proceeding (1) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person\'s official capacity; or (2) in which the person is found liable to the corporation.

Section 10.2 of our Bylaws provide that \"The Company shall indemnify every Indemnitee [which includes officers and directors] against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 10.1, if it is determined in accordance with Section 10.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company\'s best interests and, in all other cases, that his conduct was at least not opposed to the Company\'s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on the basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 10.2, no indemnification shall be made under this Section 10.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee\'s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 10.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.\" Section 10.4 referred to above provides that: \"Any indemnification under Section 10.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, duly designated to act in the matter by a majority vote of all Directors (in which designated Directors who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Directors who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; (c) by special legal counsel selected by the Board of Directors or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 10.4 or, if the requisite quorum of all of the Directors cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Directors (in which Directors who are named defendants or respondents in the Proceeding may participate); or (d) by the shareholders in a vote that excludes the shares held by Directors that are named defendants or respondents in the Proceeding. Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 10.4 that the Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.\"

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On May 18, 2006, the Company issued 627,240 shares of common stock to The Tail Wind Fund Ltd. (\"Tail Wind\") in satisfaction of a $1,750,000 obligation under a settlement agreement entered into with Tail Wind on February 15, 2006. The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act. No sales commissions were paid.

NOTE: The following securities issuances occurred prior to the 1-for-35 reverse stock split effected May 12, 2006, and the share amounts presented below do not reflect the effect of such reverse split.

In August 2005, the Company entered into a purchase agreement with certain accredited investors for the sale of 30,000,000 shares of its common stock, pursuant to Regulation D of the Securities Act of 1933, at a price per share of $0.135, for total gross proceeds of $4,050,000. The Company paid a placement agent a cash commission of 7% of the gross dollar proceeds of the sale of the 30,000,000 shares, and agreed to issue such agent a five-year warrant to purchase 843,750 shares of Company common stock at an exercise price per share of $0.24 per share, expiring on August 31, 2010.

In August 2005, the Company issued 1,157,895 shares of common stock to John McCaleb pursuant to a settlement agreement to resolve a litigation claim in the amount of $220,000. The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act. No sales commissions were paid.

In June 2005, the Company issued 7,954,085 shares of common stock to a former executive officer and director, David Weisman, and three non-executive officers, Billie Mize, John Nagel and Jon Hayden, to satisfy obligations in the aggregate amount of $2,086,251 for contingent guaranty obligations with respect to unexercised options and notes held by these individuals. This issuance of these shares is exempt from registration under Section 3(a)(9) of the Securities Act. No sales commissions were paid.

In April 2005, the Company entered into a confidential settlement agreement with Palisades Master Fund L.P. pursuant to which the Company issued 1,500,000 shares of its common stock in settlement of a lawsuit filed in November 2004 by Palisades Master Fund L.P. The issuance was exempt from registration pursuant to Section 3(a)(10) of the Securities Act. There was no underwriter employed and no sales commissions were paid in connection with the sales and issuances of the unregistered securities in the transaction set forth above.

In December 2004, the Company issued 10 million shares to Jango Capital, LLC to resolve a debt of $6,190,760. No sales commission was paid. This transaction was completed pursuant to Regulation D of the Securities Act.

In October 2004, 6,983,806 shares of common stock were issued upon conversion of $2,500,000 of debt. The original issuance of debt, as well as the issuance of the shares of debt, was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

In June 2004, the Company entered into a securities purchase agreement with four accredited investors, pursuant to which the Company sold notes in an aggregate principal amount of $4,880,400, maturing in June 2007, and initially convertible into an aggregate of 5,360,088 shares of Company common stock. Additionally, the Company issued five year warrants to each of the four accredited investors to purchase an aggregate of 1,340,022 shares of common stock at an exercise price of $1.265 per share. This transaction was completed pursuant to Regulation D of the Securities Act. A commission in the amount of $150,000 was paid on this transaction. With respect to the issuance, the Company determined that the purchasers were \"accredited investors\" as defined in Rule 501(a) under the Securities Act.

In October 2003, 4,756,249 shares were issued to the sole shareholder of D.S.S. Security, Inc., in satisfaction of an obligation of approximately $2.2 million in connection with the Company\'s acquisition of all of the shares of D.S.S. Security, Inc. Such issuance was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

In October 2003, the Company issued to two accredited investors promissory notes and preferred stock convertible into 29,500,000 shares of common stock for $3,000,000. There was no commission paid. This transaction was completed pursuant to Regulation D of the Securities Act.

In September 2003, the Company established a line of credit with a financial institution. The Company cancelled the agreement, and 840,425 shares of common stock were issued pursuant to the cancellation. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

In September 2003, the Company issued 2,490,466 shares of common stock to satisfy Company debts owed to various third parties in the aggregate amount of $328,650. This transaction was completed pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

In August 2003, the Company offered $7,000,000 in convertible debt, convertible into 31,620,049 shares, to a limited number of accredited investors pursuant to Regulation D of the Securities Act. The Company received proceeds of $2,866,000 from the sale of such bonds.

In July 2003, 6,885,203 shares were issued upon conversion of $1,846,541 of debt. Such issuance was pursuant to Section 4(2) of the Securities Act. No sales commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following is a list of exhibits filed as part of this registration statement:

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 of Form S-1, file no. 333-134108, filed May 15, 2006).

3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 of Form 8-K filed February 10, 2006).

5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin, P.C.

10.1
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto, dated August 2005 (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed August 18, 2005).

10.2
Registration Rights Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.2 of Form 8-K, filed August 18, 2005).

10.3
Securities Purchase Agreement between Eagle Broadband, Inc., and the Purchasers identified on the signature pages thereto (Incorporated by reference to Exhibit 10.1 of Form 8-K, filed February 18, 2005).

10.4	2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.10 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.5	Amended 2005 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 of Post-Effective Amendment No. 1 to Form S-8, file no. 333-130108, filed February 16, 2006).

10.6
Amended and Restated Employment Agreement dated May 12, 2005, between Eagle Broadband, Inc. and David Micek (Incorporated by reference to Exhibit 10.12 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

10.7	Employment Agreement dated April 18, 2006, between Eagle Broadband, Inc. and Brian Morrow (Incorporated by reference to Exhibit 10.25 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.8
Amended and Restated Employment Agreement dated April 27, 2006, between Eagle Broadband, Inc. and Richard Sanger, Jr. (Incorporated by reference to Exhibit 10.16 of Form S-1, file no. 333-134108, filed May 15, 2006).

10.9
Settlement Agreement dated February 15, 2006, between Eagle Broadband, Inc., Link-Two Communications, Inc. and The Tail Wind Fund Ltd. (Incorporated by reference to Exhibit 10.17 Form S-1, file no. 333-132635, filed March 22, 2006).

10.10
Investment Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.18 Form S-1, file no. 333-132635, filed March 22, 2006).

10.11
Registration Rights Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.19 Form S-1, file no. 333-132635, filed March 22, 2006).

10.12
Subscription Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.20 Form S-1, file no. 333-132635, filed March 22, 2006).

10.13
Debenture Agreement dated March 20, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.21 Form S-1, file no. 333-132635, filed March 22, 2006).

10.14
Debenture Registration Rights Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.22 Form S-1, file no. 333-132635, filed March 22, 2006).

10.15
Security Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.23 Form S-1, file no. 333-132635, filed March 22, 2006).

10.16
Warrant Agreement dated February 10, 2006, between Eagle Broadband, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to Exhibit 10.24 Form S-1, file no. 333-132635, filed March 22, 2006).

10.17
Employment Resignation Agreement and Release dated January 3, 2006, between Eagle Broadband, Inc. and Eric Blachno (Incorporated by reference to Exhibit 10.14 Form S-1, file no. 333-132635, filed March 22, 2006).

21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of Form S-1/A, file no. 333-127895, filed October 28, 2005).

23.1	Consent of Lopez, Blevins, Bork and Associates, LLP

23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin, P.C. (included in Exhibit 5.1)

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the \"Calculation of Registration Fee\" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(g) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of League City, Texas, on June 6, 2006

Eagle Broadband, Inc.

By:

/s/ DAVID MICEK

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

EAGLE BROADBAND, INC.
Date: June 7, 2006	By:	/s/ David Micek
David Micek Chief Executive Officer, President and Director
	By:	/s/ Juliet Markovich
Juliet Markovich Corporate Controller and Principal Accounting Officer
	By:	/s/ Robert Bach
Robert Bach Director
	By:	/s/ H. Dean Cubley
H. Dean Cubley Director
	By:	/s/ Glenn A. Goerke
Glenn A. Goerke Director
	By:	/s/ C. J. Reinhartsen
C. J. Reinhartsen Director
	By:	/s/ Lorne E. Persons, Jr.
Lorne E. Persons, Jr. Director
	By:	/s/ James D. Yarbrough
James D. Yarbrough Director